EXHIBIT 21

DISCOVER FINANCIAL SERVICES

SUBSIDIARIES

Bank of New Castle

Discover Bank

Discover Card Limited

Discover Community Development Corporation

Discover Financial Services (Canada), Inc.

Discover Financial Services (Cayman) Limited

Discover Financial Services (Hong Kong) Limited

Discover Financial Services (UK) Limited

Discover Financial Services Insurance Agency, Inc.

Discover Information Technology (Shanghai) Limited

Discover Products Inc.

Discover Receivables Financing Corporation

Discover Services Corporation

DFS International Inc.

DFS Services LLC

DRFC Funding LLC

Goldfish Bank Limited

Goldfish Card Services Limited

Goldfish Credit Enhancing Inc.

Goldfish Credit Servicing Inc.

Goldfish Procurement Inc.

GTC Insurance Agency, Inc.

PULSE Network LLC

SCFC Receivables Corp.